Exhibit 10.41
CO-PROMOTION AGREEMENT
This CO-PROMOTION AGREEMENT effective as of the 20th day of October, 2006 between AURIGA LABORATORIES, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 5555 Triangle Parkway, Suite 300, Norcross, GA 30092 (hereinafter referred to as “AURIGA”) and PHARMELLE L.L.C., a limited liability corporation organized and existing under the laws of the State of Missouri and having its principal office at 170 South William Dillard Drive, Building 3, Suite 109, Gilbert, AZ 85233 (hereinafter referred to as “PHARMELLE”).
W I T N E S S E T H:
WHEREAS, AURIGA has the exclusive right to market the PRODUCT (as hereinafter defined) in the TERRITORY (as hereinafter defined); and
WHEREAS, PHARMELLE has employed a professional sales force (“SALES FORCE”) that currently calls on SPECIALISTS (as hereinafter defined) in order to promote PHARMELLE products within the TERRITORY; and
WHEREAS, PHARMELLE has voluntarily adopted the recommendations contained in the PhRMA Code on Interactions with Health Care Professionals (“PhRMA CODE”) and seeks to assure that its employed professional sales force engages in conduct and activities which are compliant with all applicable laws, rules and regulations; and
WHEREAS, AURIGA desires to enhance its marketing of the PRODUCT by enlisting the support and participation of PHARMELLE and leasing the SALES FORCE to market the PRODUCT to SPECIALISTS; and
WHEREAS, the parties hereto desire to enter into a Co-Promotion Agreement with respect to the PRODUCT in the TERRITORY.
NOW, THEREFORE, AURIGA and PHARMELLE agree that the following terms and conditions shall apply with respect to the promotion of the PRODUCT to SPECIALISTS:
1. GENERAL
(a) “AFFILIATE” shall mean any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with a PARTY. Control means ownership or other beneficial interest in fifty percent (50%) or more of the voting stock or other voting interest of a corporation or other business entity.
(b) “DETAILING” shall mean a visit by a professional sales representative who is part of the SALES FORCE to a SPECIALIST, which visit is for the purpose of making a presentation about the PRODUCT (which may, or may not, be in conjunction with making a presentation about PHARMELLE products as well) and where key attributes and characteristics of the PRODUCT are verbally presented to the SPECIALIST along with Marketing Materials.

(c) “MARKETING PLAN” shall mean a plan for marketing and detailing of PRODUCT, including monthly PRODUCT sales forecasts for the TERRITORY and a marketing budget.
(d) “NET SALES” shall mean the sum of *.
(e) “PARTY(IES)” shall mean AURIGA and/or PHARMELLE, as the case may be.
(f) “SPECIALIST(S)” shall mean doctors of medicine or osteopathy with a primary practice office location in the TERRITORY, which includes the evaluation and treatment of conditions of the urogenital systems, including urologists, gynecologists and obstetricians, and the various subspecialties of each of the foregoing, but not including, by way of example only and not limitation, otolaryngologists or doctors of medicine or osteopathy with a primary practice or specialty in family medicine or internal medicine and who may evaluate and treat conditions of the urogenital systems. SPECIALIST(S) shall also include nurse practitioners, physician assistants, and other mid-level practitioners who may prescribe PRODUCT within their scope of practice, either through collaborative practice arrangements with doctors of medicine or osteopathy or otherwise, and who evaluate and treat conditions of the urogenital systems.
(g) “PRODUCT” shall mean only those pharmaceutical products which either: i) bear the TRADEMARK, or ii) are covered by patent application number 10/538,835, published under the number US-2006-0078620-A1 on April 13th, 2006.
(h) “CONTRACT QUARTER” shall mean the 3-month period beginning on January 15, 2007 and ending April 14, 2007 and each 3 month-period thereafter.
(i) “TERRITORY” shall mean the United States of America, including its territories and possessions.
(j) “THIRD PARTY” shall mean a party other than PHARMELLE or AURIGA.
(k) “TRADEMARK” shall mean the mark ‘Aquoral’ filed with the United States Patent and Trademark Office and assigned an application number of 76/666224.
(l) “WHOLESALE ACQUISITION COST” or “WAC” shall mean AURIGA’s list price per unit for the PRODUCT to wholesalers or direct purchasers in the TERRITORY, not including prompt pay or other discounts, rebates or reductions in price, for the most recent month for which the information is available, as reported in the wholesale price guides or other publications of drug or biological pricing data.
(m) “CONTRACT YEAR” shall mean the 12-month period beginning on January 15, 2007 and ending January 14, 2008 and each 12 month-period thereafter.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2. CO-PROMOTION
2.1. Co-Promoter.
(a) AURIGA hereby appoints PHARMELLE as the co-promoter of the PRODUCT for purposes of PHARMELLE’s promotion of the PRODUCT through its SALES FORCE to SPECIALISTS. PHARMELLE accepts such appointment and agrees to promote the PRODUCT through the SALES FORCE only to SPECIALISTS in a manner consistent with this Agreement and the directions of AURIGA for the PRODUCT. Neither PARTY shall authorize any THIRD PARTY to promote the PRODUCT to the SPECIALISTS. AURIGA represents and warrants to PHARMELLE that as of the date hereof, no THIRD PARTY is authorized to promote the PRODUCT to SPECIALISTS. PHARMELLE through the SALES FORCE shall have the exclusive right to promote the PRODUCT to SPECIALISTS and AURIGA agrees while this Agreement is in effect to refrain from direct marketing or direct promotion of the PRODUCT to SPECIALISTS.
(b) At PHARMELLE’s sole cost and expense, PHARMELLE agrees to use its diligent efforts to market and promote the PRODUCT through the SALES FORCE to SPECIALISTS, all in a manner similar to the promotion of PHARMELLE manufactured products. Without limiting the foregoing, PHARMELLE agrees to: 1) establish and maintain not less than twenty-five (25), but at all times a commercially reasonable and sufficient number of, employed sales representatives to comprise the SALES FORCE whose responsibility includes DETAILING the PRODUCT to SPECIALISTS, 2) to train such SALES FORCE with respect to the proper and acceptable DETAILING of the PRODUCT using the training materials provided by AURIGA pursuant to Section 2.2(a)(iii) below), and 3) to use such SALES FORCE to actively promote the PRODUCT, including but not limited to, the performance of not less than *(*) DETAILING visits to SPECIALISTS each CONTRACT QUARTER. AURIGA, not by way of limitation, reserves and retains the right to: 1) promote the PRODUCT to practitioners with practices similar to the SPECIALISTS and any other individuals or entities located outside of the TERRITORY, and 2) promote the PRODUCT within the TERRITORY to any persons or entities who are not SPECIALISTS, as such term is defined in this Agreement. At all times that a sales representative employed by PHARMELLE and leased to AURIGA hereunder is marketing and promoting the PRODUCT to SPECIALISTS, such representative shall be subject to AURIGA’s policies and procedures (if any) (“AURIGA Policies”) related to the marketing and promotion of the PRODUCT which have been provided to PHARMELLE. At all times, PHARMELLE’s sales representatives shall also be subject to PHARMELLE’s policies and procedures (if any) related to the marketing and promotion of PHARMELLE’s products; to the extent that PHARMELLE policies and procedures are inconsistent with AURIGA’s policies and procedures (if any) related to the marketing and promotion of the PRODUCT which have been provided to PHARMELLE, the policy or procedure which is more restrictive shall apply in connection with the PRODUCT.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) PHARMELLE, during the thirty (30) calendar days following the end of each calendar month, and with respect to such just ended calendar month, shall provide to AURIGA a report, in both an electronic and hardcopy form (collectively the “Detail Report(s)”). Each Detail Report shall at a minimum contain the following information: 1) the number of DETAILING visits made by PHARMELLE, through its employed sales representatives, as recorded by PHARMELLE’s standard record keeping procedures based on the records created and maintained by such sales representatives; 2) the percentage of SPECIALIST’S DETAILED who were provided with samples of the PRODUCT; 3) the number of samples of the PRODUCT given to SPECIALISTS; and (4) such other information, if any, as may be required and set forth in the MARKETING PLAN then currently approved by AURIGA in accordance with Section 2.1(f). Upon AURIGA’s request, PHARMELLE shall provide AURIGA with a master list of all SPECIALISTS which PHARMELLE calls on from time to time. The PARTIES shall in good faith mutually agree upon the formatting of the Detail Reports.
(d) PHARMELLE represents and warrants that it shall, and shall require that its SALES FORCE: 1) at all times comply with any and all laws, rules, regulations, the PhRMA CODE and/or professional requirements applicable to the sale and marketing of pharmaceutical products generally and the PRODUCT specifically 2) at all times provide services under this Agreement in a professional, ethical and competent manner, 3) not make any misleading statements, claims or warranties that are inconsistent with the FDA labeling for the PRODUCT approved at the time such statements, claims or warranties are made, and 4) not disparage or present in a negative light the PRODUCT, the TRADEMARK and/or AURIGA. AURIGA represents and warrants that it: 1) shall at all times comply with any and all laws, rules, regulations, the PhRMA CODE and/or professional requirements applicable to the manufacture and sale of pharmaceutical products generally and the PRODUCT specifically; 2) shall at all times provide services under this Agreement in a professional, ethical and competent manner; and 3) shall not disparage or present in a negative light PHARMELLE.
(e) PHARMELLE shall promote the PRODUCT only under and by use of the TRADEMARK and shall not use any other trademark(s) in the promotion of the PRODUCT without the prior written approval of AURIGA. PHARMELLE represents that it shall use the TRADEMARK (and any other trademark(s), if any, used by PHARMELLE as approved by AURIGA) only in a manner consistent with AURIGA’s trademark usage guidelines communicated to PHARMELLE. PHARMELLE shall permit AURIGA, at AURIGA’s expense and upon reasonable notice, to review and audit PHARMELLE’s usage of the TRADEMARK (or any other trademark(s), if any, used by PHARMELLE as approved by AURIGA).
(f) PHARMELLE shall at its sole expense develop a plan for the marketing and promotion of the PRODUCT to SPECIALISTS through the creation of a MARKETING PLAN. Prior to the implementation of any MARKETING PLAN (or any material changes to an approved MARKETING PLAN), PHARMELLE shall obtain the approval of AURIGA. AURIGA reserves the right to use its sole and reasonable discretion to either approve or disapprove of a MARKETING PLAN.
(g) PHARMELLE shall, at its sole expense, be responsible for promotion of the PRODUCT in accordance with the MARKETING PLAN then currently approved and only through the use of sales, promotional, advertising and/or similar materials (the “Marketing Materials”) which are consistent with the MARKETING PLAN then currently approved. Use of all Marketing Materials are subject to the initial and ongoing approval of AURIGA, which may reasonably be withheld or withdrawn by AURIGA at any time. PHARMELLE shall provide all Marketing Materials to AURIGA for such approval or disapproval prior to usage and AURIGA shall have ten (10) days after its receipt to either approve or disapprove of all Marketing Materials. Where necessary, AURIGA shall be responsible for securing any legal or regulatory approvals required for any Marketing Materials. The ten (10) day period granted AURIGA to either approve or disapprove any Marketing Materials shall be extended by such number of days as it takes for AURIGA to obtain any necessary legal or regulatory approvals, except for any delays solely within the control of AURIGA.

(h) All written, visual and/or documentary information, including all Marketing Materials, shall clearly and prominently: 1) state that the PARTIES to this Agreement are jointly promoting the PRODUCT in the TERRITORY, and 2) display both the TRADEMARK and the names and logos of the PARTIES with equal prominence, as permitted by applicable law. In addition it shall also be prominently stated during any oral presentations that the PARTIES are jointly promoting the PRODUCT in the TERRITORY (including during DETAILING presentations).
(i) All written, electronic and/or visual communications distributed for general circulation to the SALES FORCE which contain or set forth any information with respect to PRODUCT strategy, the positioning or selling of the PRODUCT, or other similar messages discussing the PRODUCT which contain sensitive content, shall be either provided by AURIGA or to AURIGA in advance of any dissemination to such SALES FORCE, for AURIGA’s review and approval, which AURIGA may at its sole and reasonable discretion withhold.
(j) Each PARTY, at its sole cost and expense, shall obtain and at all times maintain in full force and effect all necessary licenses, permits and/or other authorizations or approvals, as required by law, regulation, ordinance or statute as may be necessary to allow and permit it to undertake and carry out its duties and obligations as set forth in this Agreement.
(k) At PHARMELLE’s request, AURIGA shall promptly deliver to such locations as may be directed by PHARMELLE the requested number of properly labeled 40 ml sample bottles of the PRODUCT. The PARTIES acknowledge and agree that such sample bottles shall be provided by PHARMELLE to SPECIALISTS DETAILED free of charge in connection with PHARMELLE’s promotion of the PRODUCT. The first * sample bottles shall be provided to PHARMELLE at AURIGA’s sole cost and expense. Thereafter, PHARMELLE shall compensate AURIGA at AURIGA’s actual cost for each sample bottle requested by and provided to PHARMELLE.
2.2. Sale and Manufacture of the PRODUCT.
(a) During the term of this Agreement, AURIGA shall be responsible for:
(i) Manufacturing (or having manufactured by its licensors, licensees and/or AFFILIATES), packaging, labeling, shipment, warehousing and distribution of the PRODUCT in the TERRITORY.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) Accepting of orders, invoicing customers and the collecting of receivables resulting from sales of the PRODUCT in the TERRITORY.
(iii) Development of training materials with respect to the PRODUCT, which it shall make available to PHARMELLE for training PHARMELLE’S employed sales force being leased to AURIGA hereunder.
(iv) Providing customer service activities, medical information services (including response to medical inquiries) and regulatory filings and activities.
(b) All PRODUCT returned to PHARMELLE shall be shipped by PHARMELLE to AURIGA, or its designee’s nearest facility. PHARMELLE shall incur no liability in the handling or expense of such returns.
(c) All sales of the PRODUCT in the TERRITORY shall be invoiced by AURIGA.
(d) All terms of sale including, without limitation, policies concerning pricing, credit terms, cash discounts and returns and allowances shall be set by AURIGA consistent with AURIGA’s normal internal selling practices; provided, however, that the foregoing shall not permit AURIGA to set any pricing terms with respect to PRODUCT samples sold to PHARMELLE which are inconsistent with the terms of this Agreement.
(e) All customer orders for the PRODUCT shall be received and executed by AURIGA or its designee. If PHARMELLE receives any such orders it shall refer such to AURIGA. AURIGA, or its designee, shall use reasonable efforts to fill PRODUCT orders.
(f) Each PARTY shall promptly notify the other PARTY of any event(s) or occurrence that materially affect(s) or which reasonably appear could materially affect the marketing and sale of the PRODUCT in the TERRITORY, including, not by way of limitation, any and all governmental inquiries or requests for information relating to the PRODUCT. AURIGA shall have the sole authority to handle all governmental inquiries or requests for information about the content and chemical properties concerning the PRODUCT and PHARMELLE shall, upon the request and at the sole cost and expense of AURIGA, provide AURIGA assistance in responding to any such governmental inquiries or requests for information.
(g) Notwithstanding Section 2.2(f) above, PHARMELLE shall give AURIGA notice of any PRODUCT complaint, including but not limited to any adverse drug experience (as defined in 21 CFR 314.80 or any successor provision thereto) about which PHARMELLE obtains information, in accordance with the following procedure:
(i) Information concerning any adverse drug experience associated with the PRODUCT shall be reported to AURIGA’s designated medical liaison by telefax within twenty-four (24) hours and by hard copy in writing within three (3) days after initial receipt of such information;
(ii) PHARMELLE’s report to AURIGA under Section 2.2(g)(i) shall contain (a) the date the report was received by PHARMELLE; (b) the name of the reporter; (c) the address and telephone number of the reporter; and (d) an indication of the adverse drug experience; and

(iii) All other PRODUCT complaints not covered by (i) above shall be reported to AURIGA in writing at least once each month.
(h) AURIGA shall be responsible to respond to any patient having an adverse drug experience and to respond to any regulatory agencies with respect to technical and medical complaints regarding the PRODUCT.
(i) PHARMELLE shall refer all medical information requests to AURIGA and shall provide assistance as requested by AURIGA in responding to such requests.
(j) AURIGA shall have the authority and responsibility to: 1) investigate all adverse drug experiences and non-clinical complaints associated with the PRODUCT, including those reported to AURIGA by PHARMELLE, and 2) as required or otherwise appropriate, to report such information to the FDA. In addition, so long as PHARMELLE is a co-promoter of the PRODUCT, AURIGA shall provide PHARMELLE with a summary of all adverse drug experiences and clinical complaints received by AURIGA, during each calendar quarter and all material comments of the FDA with respect thereto within thirty (30) days after the end of such calendar quarter. In addition, AURIGA shall provide PHARMELLE prompt written notice of any adverse side effect experienced in response to the use of PRODUCT.
(k) AURIGA shall: (i) manufacture the PRODUCT or cause the same to be manufactured in conformance with all applicable federal, state and local statutes, ordinances and regulations, (including, without limitation, the Federal Food Drug and Cosmetic Act (FD&C) and the regulations thereunder such as current Good Manufacturing Practices), as the same may be amended from time to time, (ii) not ship PRODUCT which at the time of shipment is known by AURIGA to be adulterated or misbranded within the meaning of the FD&C, and (iii) not ship PRODUCT which at the time of shipment is known by AURIGA to be a product which would violate any section of the FD&C if introduced into interstate commerce.
(l) AURIGA agrees that it shall conduct all price negotiations in good faith and on an arms length basis.
(m) If there is a change in market conditions which affects the economics of this Agreement, both PARTIES will discuss modifications to this Agreement to address such changed market conditions. However, neither PARTY shall be obligated to agree to such modifications to the terms of this Agreement. If the PARTIES are unable to reach an agreement as to modifications to the terms of this Agreement within thirty (30) days of the PARTIES beginning discussions under this Section 2.2(m), either PARTY may terminate this Agreement upon ten (10) days written notice to the other PARTY.
(n) AURIGA shall furnish and make available, as reasonably requested by PHARMELLE, all readily available information on the efficacy and safety of the PRODUCT, as reasonably be necessary to assist PHARMELLE in its promotion and marketing of the PRODUCT in the TERRITORY.

2.3. Dispute Resolution
Should the PARTIES fail through good faith efforts to agree on a matter or resolve any dispute, the matter or dispute shall be referred to the President of AURIGA and the President of PHARMELLE for their good faith efforts at a resolution. This Section shall in no way be construed so as to limit any of the rights the PARTIES may whether contained within this Agreement or otherwise.
2.4. Reporting and Payment.
(a) For each CONTRACT QUARTER occurring while this Agreement is in effect and during which PHARMELLE is promoting the PRODUCT, in lieu of any other compensation, PHARMELLE shall receive the following payment based on the each such CONTRACT QUARTER’s NET SALES, as follows:
•	NET SALES in CONTRACT QUARTER x WAC x * Percent (*%).
The foregoing formula shall also be applied to any partial CONTRACT QUARTER occurring while this Agreement is in effect.
(b) Except as otherwise set forth in Section 4.4 below, upon expiration or termination of this Agreement, AURIGA shall pay PHARMELLE tail payments in the amounts set forth as follows but none of the payments (on an individual basis) calculated under (i), (ii) or (iii) below may exceed the amount equal to the NET SALES in the last twelve months of this Agreement multiplied by WAC multiplied by * Percent (*%):
(i) *% of the NET SALES for the * month period following expiration or termination multiplied by WAC multiplied by * Percent (*%);
(ii) *% of the NET SALES for the * month period following expiration or termination multiplied by WAC multiplied by * Percent (*%); and
(iii) *% of the NET SALES for the * month period following expiration or termination multiplied by WAC multiplied by * Percent (*%).
In the event that AURIGA suspends or terminates sale of PRODUCT related to FDA action (as further described in Section 4.5 below) during the * (*) year period following termination or expiration, AURIGA shall pay PHARMELLE any accrued but unpaid tail payments as described under this Section 2.4(b) within sixty (60) days of such suspension or termination and the remaining tail period shall be suspended until such time, and shall resume as of, the date on which AURIGA re-commences sale of PRODUCT (if ever).

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) All sums due under this Agreement shall be payable in U.S. Dollars by federal funds wire transfer or by check as instructed in writing by the PARTY to receive such payment from time to time. All amounts due under Section 2.4(a) shall be paid within sixty (60) days following the end of each respective CONTRACT QUARTER; provided, however, that in the event this Agreement terminates at a time other than as of the end of a CONTRACT QUARTER, amounts due under Section 2.4(a) for such partial period ending on the date of termination shall be paid within sixty (60) days following termination. All amounts due under Section 2.4(b) shall be paid within sixty (60) days following the end of each respective twelve (12) month period. With each quarterly and annual payment, AURIGA shall deliver to PHARMELLE a full and accurate accounting to include at least the following information:
(i) NET SALES by AURIGA
(ii) Total compensation payable to PHARMELLE.
(d) AURIGA shall be responsible for, and shall bear all of the cost and expense of, obtaining data from Wolters Kluwer or another third party which compiles and sells data which will enable AURIGA to determine the amount of sales of the PRODUCT resulting from prescriptions written by the SPECIALISTS. Each PARTY shall keep complete and accurate records as are required to verify compliance with this Agreement. Such records shall be retained and made available for reasonable review by an independent public accounting firm acceptable to both PARTIES upon reasonable notice, during normal business hours and no more than once each CONTRACT YEAR, and at the reviewing PARTY’s expense, for the purposes of verifying the accuracy of the accounting. Each document from which the reports and statements are prepared pursuant to this Agreement shall be retained for three (3) years, and the right of inspection and the right of audit hereunder shall terminate with respect thereto at the end of such three (3) year period. In the event that such inspection shall indicate that in any calendar year that the payments which should have been paid by AURIGA are at least five percent (5%) greater than those which were actually paid by AURIGA, then AURIGA shall pay the cost of such inspection. All underpayments are immediately due and payable.
2.5. AURIGA shall promptly notify PHARMELLE in writing of any facts relating to the advisability of a recall, destruction or withholding from the market of the PRODUCT anywhere in the world (collectively, “Recall(s)”). If at any time: (a) any governmental or regulatory authority issues a request, directive or order for a Recall; (b) a court of competent jurisdiction orders a Recall; or (c) AURIGA determines, following consultation with PHARMELLE (except in emergency situations in which there is insufficient time for such consultation), that a Recall is necessary or advisable, AURIGA shall take all appropriate corrective actions, at AURIGA’s expense, to effect the Recall; however, if any PRODUCT Recalls, returns or market withdrawals are caused solely by the actions or inactions of PHARMELLE which constitute a breach of the terms of this Agreement or a violation by PHARMELLE of any applicable laws, regulations or rules, then PHARMELLE shall bear all reasonable costs (including the reasonable costs of AURIGA) associated with any Recalls, returns or market withdrawals resulting from such actions or inactions by PHARMELLE. PHARMELLE shall provide AURIGA with cooperation in connection with and shall respect any Recall, returns or market withdrawals, as reasonably requested AURIGA.

3. INDEMNITY
3.1. (a) AURIGA shall defend, indemnify and hold harmless PHARMELLE and its directors, officers, agents and employees, from and against any and all liability, loss, damages and expenses (including attorneys’ fees) as the result of THIRD PARTY claims, demands, costs or judgments which may be made or instituted against any of them arising out of (i) any negligent act or omission or willful misconduct of AURIGA or any of its officers, directors, agents or employees with respect to PRODUCT, (ii) any violation of approved labeling or any applicable statute or regulation with respect to PRODUCT, or breach of this Agreement or any representation or warranty hereunder, by AURIGA or any of its officers, directors, agents or employees, (iii) the manufacture, possession, packaging, distribution, use, testing, sale or other disposition of the PRODUCT, or (iv) any claim for patent or trademark infringement in connection with any disposition of the PRODUCT. AURIGA shall not be obligated to indemnify an indemnified party to the extent that any claims against an indemnified party result solely from (i) any negligent act or omission or willful misconduct of PHARMELLE or any of its officers, directors, agents, or employees with respect to the PRODUCT, (ii) any violation of approved labeling or any applicable statute or regulation by PHARMELLE with respect to PRODUCT (provided that PHARMELLE shall not be deemed to be in violation of this provision by using promotional materials provided or approved by AURIGA), (iii) any breach of this Agreement or any representation or warranty hereunder, by PHARMELLE or any of its officers, directors, agents, or employees with respect to the PRODUCT, (iv) marketing of the PRODUCT or any other action with respect to PRODUCT by PHARMELLE or any of its officers, directors, agents or employees, in each case which is not in compliance with applicable law, rules or regulation, (provided that PHARMELLE shall not be deemed to be in violation of this provision for using promotional materials provided or approved by AURIGA), or (v) any claim warranty or representation by PHARMELLE or any of its officers, directors, agents or employees with respect to PRODUCT which has not been approved by AURIGA. AURIGA shall have the exclusive right to control the defense of any action which is to be indemnified in whole by AURIGA hereunder, including the right to select counsel reasonably acceptable to PHARMELLE to defend PHARMELLE, and to settle any claim, provided that, without the written consent of PHARMELLE (which shall not be unreasonably withheld or delayed), AURIGA shall not agree to settle any claim against PHARMELLE. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and AURIGA’s obligation hereunder shall apply whether or not such claims are rightfully brought.
(b) PHARMELLE shall defend, indemnify and hold harmless AURIGA and its respective directors, officers, agents and employees, from and against any and all liability, loss, damages and expenses (including attorneys’ fees) as the result of THIRD PARTY claims, demands, costs or judgments which may be made or instituted against any of them arising out of (i) any negligent act or omission or willful misconduct of PHARMELLE or any of its officers, directors, agents or employees with respect to the PRODUCT, (ii) any violation of approved labeling or any applicable statute or regulation by PHARMELLE with respect to PRODUCT (provided that PHARMELLE shall not be deemed to be in violation of this provision by using promotional materials provided or approved by AURIGA), (iii) any breach of this Agreement or any representation or warranty hereunder, by PHARMELLE or any of its officers, directors, agents or employees with respect to the PRODUCT, (iv) the marketing of the PRODUCT, or any other action by PHARMELLE or any of its officers, directors, agents or employees, with respect to PRODUCT in each case which is not in compliance with applicable law, rules or regulation (provided that PHARMELLE shall not be deemed to be in violation of this provision by using promotional materials provided or approved by AURIGA), or (v) any claim, warranty or representation of PHARMELLE or any of its officers, directors, agents or employees, with respect to PRODUCT which has not been approved by AURIGA. PHARMELLE shall not be obligated to indemnify an indemnified party to the extent that AURIGA is obligated to provide indemnity as described in paragraph 3.1(a) above. PHARMELLE shall have the exclusive right to control the defense of any action which is to be indemnified in whole by PHARMELLE hereunder, including the right to select counsel reasonably acceptable to AURIGA to defend AURIGA, and to settle any claim, provided that, without the written consent of AURIGA (which shall not be unreasonably withheld or delayed), PHARMELLE shall not agree to settle any claim against AURIGA. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and PHARMELLE’s obligation hereunder shall apply whether or not such claims are rightfully brought.
3.2. A person or entity that intends to claim indemnification under this Article 3 (the “Indemnitee”) shall promptly notify the other PARTY (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor, after it determines that indemnification is required of it, shall assume the defense thereof with counsel mutually satisfactory to the PARTIES; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in this Article shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article. The Indemnitee under this Article, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification. In the event that each PARTY claims indemnity from the other and one PARTY is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys’ fees incurred by the Indemnitee in establishing its claim for indemnity.
4. TERM AND TERMINATION
4.1. Except if sooner terminated as provided herein, this Agreement shall be effective as of the date hereof and shall continue for a period of two (2) years from the beginning of the first CONTRACT QUARTER as set forth in Section 1(h) above (the “Initial Term”). The Agreement shall be renewed for an additional two (2) year term (each the “Renewal Term”) should either: a) the PARTIES mutually consent to such a renewal in writing, or b) NET SALES be greater than * ($*) dollars during the nine (9) month period ending ninety (90) days prior to the expiration date of the Initial Term.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2. Expiration or termination of this Agreement shall not relieve the PARTIES of any obligation accruing prior to such expiration or termination nor preclude either PARTY from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either PARTY’s right to obtain performance of any obligation provided for in this Agreement which expressly survives expiration or termination. The provisions of Article 3 and Sections 2.4(b), 2.4(c), 4.2, 4.5, 5.8, 5.12, 5.13, and 5.16 shall survive the expiration or termination of this Agreement as well as any other provision which by its intent is meant to survive expiration or termination of this Agreement.
4.3. Notwithstanding any other provision of this Agreement, either PARTY may terminate this Agreement by notice in writing to the other if the other commits a material breach of this Agreement which (a) in the case of a breach capable of a remedy, shall not have been remedied within sixty (60) days of the receipt by the other of written notice identifying the breach and requiring its remedy and (b) continues to exist at the time of notice of termination.
4.4. Upon expiration or termination of this Agreement, PHARMELLE shall have no further rights whatsoever in the PRODUCT in the TERRITORY, including but not limited to any rights to co-promote the PRODUCT. Further, in the event that this Agreement is terminated by AURIGA pursuant to Section 4.3 above, PHARMELLE shall have no rights whatsoever to the payments set forth in Section 2.4(b) above.
4.5. Notwithstanding any other provision of this Agreement, AURIGA may suspend or terminate sale of PRODUCT if the FDA takes any action the result of which is to prohibit or restrict the manufacture or sale or introduction into interstate commerce of the PRODUCT. Such termination or suspension shall not be deemed a termination of this Agreement. AURIGA shall promptly notify PHARMELLE of any such action by the FDA.
4.6. Notwithstanding any other provision of this Agreement, upon six (6) months prior written notice to PHARMELLE, AURIGA may terminate the manufacture, and/or use, and/or sale of PRODUCT, within its sole discretion and thereby terminate this Agreement. Such termination shall not be deemed a breach of this Agreement. In this event, if AURIGA resumes the manufacture, and/or use and/or sale of PRODUCT within * (*) years of such termination, the tail period (or the remaining tail period if AURIGA terminated the manufacture, and/or use, and/or sale of PRODUCT during the * (*) year period following termination or expiration) shall resume as of, the date on which AURIGA re-commences sale of PRODUCT, and AURIGA shall pay PHARMELLE the tail payments (or the remaining tail payment, as applicable) in the amounts described under Section 2.4(b).

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5. MISCELLANEOUS
5.1. Insurance. AURIGA shall maintain comprehensive liability insurance, including product liability coverage, for claims of injury or damage to person or property arising during the Term of this Agreement, regardless of when the claim is asserted. Such insurance shall be provided through a licensed insurance company and shall name PHARMELLE and the SALES FORCE as additional insureds with respect to products liability coverage. The coverage shall be not less than Two Million Dollars ($2,000,0000) per occurrence and Ten Million Dollars ($10,000,000) annual aggregate. Each PARTY shall, each at its own expense, obtain such additional insurance covering those types or risks, and in such amounts, as are customary in the industry and shall maintain such policies in full force and effect throughout the Initial or any Renewal Term of this Agreement.
5.2. Independent Contractor. The relationship between AURIGA and PHARMELLE is that of independent contractors. AURIGA and PHARMELLE are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. AURIGA shall have no power to bind or obligate PHARMELLE in any manner. Likewise, PHARMELLE shall have no power to bind or obligate AURIGA in any manner. Neither PARTY shall have any responsibility for the hiring, firing, compensation or employee’s benefits of the other PARTY’S employees.
5.3. Nonassignability. This Agreement may not be assigned or otherwise transferred by either PARTY without the consent of the other PARTY; provided, however, that either PARTY may, without such consent, assign this Agreement and its rights and obligations hereunder to its AFFILIATE(S) or in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction. Any purported assignment in violation of the preceding sentences shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement, provided that such assigning party shall remain primarily liable hereunder in the case of an assignment to an AFFILIATE.
5.4. Modification. This Agreement constitutes the entire agreement among the PARTIES with respect to the subject matter hereof and supersedes all prior agreements, understandings, and discussions, whether oral or written of the PARTIES with respect to the subject matter hereof. Any modification of this Agreement shall be effective only when in writing and signed by the PARTIES and specifically states that it is an amendment to this Agreement.
5.5. Notices. Any notices expressly provided for under this Agreement shall be in writing, shall be given either manually or by mail, facsimile message, telegram, telex or other written means, and shall be deemed sufficiently given if and when received by the PARTY to be notified at its address set forth below, or if and when mailed by certified or registered mail, postage prepaid, addressed to the PARTY at such address stated below. Either PARTY may, by notice to the other PARTY, change its address for receiving such notices.

If To AURIGA:	Auriga Laboratories, Inc.
5555 Triangle Parkway, Suite 300
Norcross, GA 30092
Attn: Phil Pesin
Telephone No.: (678) 282-1600
Fax No.: (678) 282-1703

With a Copy To:	Foley & Lardner, LLP
3000 K Street, N.W., Suite 500
Washington, DC 20007
Attn: David Rosen
Telephone No.: (202) 672-5430
Fax No.: (202) 672-5399

If To PHARMELLE:	Pharmelle L.L.C.
170 S. William Dillard Dr., Building 3, Suite 109
Gilbert, AZ 85233
Attn: Jock Gauthier
Telephone No.: (480) 926-5369
Fax No.: (480) 926-5665

With a Copy To:	Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, MO 63102
Attn: Mark H. Goran
Telephone No.: (314) 259-2686
Fax No.: (314) 552-8626
5.6. Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the PARTIES that the remainder of this Agreement shall not be affected thereby provided that a PARTY’s rights under this Agreement are not materially affected. It is further the intention of the PARTIES that in lieu of each such provision which is invalid, illegal, or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the PARTIES to such invalid, illegal or unenforceable provision, but shall be valid, legal and enforceable. In the event a party’s rights are materially affected as a result of a change in this Agreement under this Section, such PARTY may terminate this Agreement.
5.7. Public Announcements. AURIGA and PHARMELLE each agrees not to disclose any terms or conditions of this Agreement to any THIRD PARTY or to make any public statement about this Agreement or wherein the name of the other PARTY is used without the prior written consent of the other PARTY (which shall not be unreasonably withheld or delayed), except as is required by applicable law, rule or regulation; provided (i) that if this Agreement is required to be filed as part of any public document the filing PARTY shall, to the fullest extent permitted under such law, rule or regulation, request that confidential treatment be afforded to this Agreement; or (ii) that either PARTY may allow a THIRD PARTY to review this Agreement as part of an overall due diligence examination of such PARTY in connection with any potential financing, acquisition, disposition or other business combination; provided that such THIRD PARTY is under obligation of confidentiality. In the event of a disclosure permitted under this Section, the disclosing PARTY shall nonetheless provide the non-disclosing PARTY with notice of such disclosure prior to disclosure, and will, to the extent reasonably possible, provide the non-disclosing PARTY with an opportunity to correct same. A PARTY shall not be required to provide the other PARTY with a disclosure which has been previously provided to a PARTY.

5.8. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to choice of law principles.
5.9. Force Majeure. Neither PARTY shall be held liable or responsible to the other PARTY nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement other than a payment provision when such failure or delay is caused by or results from causes beyond the reasonable control of the affected PARTY including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other PARTY. Upon the occurrence of such event, the affected PARTY shall give prompt written notice of such event to the other PARTY.
5.10. Waiver. Any delay in enforcing a PARTY’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a PARTY’s right to the future enforcement of its rights under this Agreement, excepting only as to an expressed written and signed waiver as to a particular matter for a particular period of time.
5.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
5.12. Nondisclosure Obligations.
(a) During the term of this Agreement, it is contemplated that a PARTY will disclose to the other PARTY proprietary and confidential technology, specifications, technical information and the like which are owned or controlled by a PARTY (“Confidential Information”). The receiving PARTY agrees to retain the disclosing PARTY’s Confidential Information in confidence and not release any such Confidential Information to a THIRD PARTY without the prior written consent of the disclosing PARTY and to use the disclosing PARTY’s Confidential Information only for the purposes of this Agreement. The obligations of confidentiality will not apply to Confidential Information which:
(i) was known to the receiving PARTY or generally known to the public prior to its disclosure hereunder;
(ii) subsequently becomes known to the public by some means other than a breach of this Agreement;
(iii) is subsequently disclosed to the receiving PARTY by a THIRD PARTY having a lawful right to make such disclosure;
(iv) is required by law or bona fide legal process to be released, provided, however, that the receiving PARTY takes all reasonable steps to restrict and maintain the confidentiality of such Confidential Information and provides reasonable notice to the disclosing PARTY prior to any such Confidential Information being released; or
(v) is approved for release by the PARTIES.

(b) Upon termination or expiration of this Agreement, each PARTY shall return to the other PARTY all tangible forms of Confidential Information furnished by the other PARTY, including all copies thereof and all memoranda of oral disclosure, except that each PARTY may retain one copy in the files of its legal counsel to ensure compliance with any legal obligations.
(c) This Section 5.12 shall survive until the tenth anniversary of the termination or expiration of this Agreement.
5.13. Non-Compete.
(a) During the period that PHARMELLE is promoting the PRODUCT under this Agreement and for one (1) year following the termination or expiration of this Agreement, PHARMELLE agrees that neither PHARMELLE, nor an AFFILIATE of PHARMELLE, shall promote, detail, market, sell or distribute (whether directly or indirectly) or assist another party in the promotion, marketing, detailing or selling to SPECIALISTS any biological and/or pharmaceutical product for the prevention and/or treatment of Xerostomia that competes with the PRODUCT or which is approved by the FDA for the treatment of Xerostomia.
(b) While this Agreement is in effect, AURIGA agrees that it shall not permit any THIRD PARTY to promote or market the PRODUCT to SPECIALISTS.
5.14. Authority. The PARTIES warrant and represent to each other that each has the full right and authority to enter into this Agreement, that each is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement, and that there are no and will be no outstanding agreements, licenses, assignments or encumbrances inconsistent with the provisions of and the rights granted under this Agreement, or which are inconsistent with or would prevent a PARTY from performing all of its obligations under this Agreement.
5.15. No Grant of License. Nothing contained herein shall be deemed to grant PHARMELLE either expressly or impliedly, a license or other right, title or interest in any patent, trademark, trade name, logo, the TRADEMARK or any other similar property of AURIGA, except as may be necessary for PHARMELLE to co-promote the PRODUCT in the TERRITORY as provided hereunder.
5.16. No Consequential Damages. Except for a PARTY’s obligations under Article 3, neither PARTY shall be liable to the other for any consequential, special, incidental or indirect damages.
5.17. Representations and Warranties. AURIGA represents and warrants to PHARMELLE, as of the date hereof, that to the best of its knowledge, the manufacture, use, sale or offer to sell the PRODUCT in the TERRITORY by AURIGA or PHARMELLE and the terms of this Agreement do not infringe or violate any granted patent or any contract to which AURIGA is a party. AURIGA further represents and warrants to PHARMELLE that AURIGA has the exclusive right to market the PRODUCT in the TERRITORY.

IN WITNESS WHEREOF, this Agreement has been duly executed effective on the date first above written.

PHARMELLE L.L.C.		AURIGA LABORATORIES, INC.

By:	/s/ Jock Gauthier	By:	/s/ Philip S. Pesin

	Jock Gauthier		Philip S. Pesin
	Managing Member		Chairman & CEO

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